Exhibit 10.3

GULFPORT ENERGY CORPORATION

2019 AMENDED AND RESTATED STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective as of              , 2019 (the “Grant Date”), by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and                      (the “Grantee”).

The Company has adopted the Gulfport Energy Corporation 2019 Amended and Restated Stock Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”), by this reference made a part hereof, for the benefit of eligible employees, directors and independent contractors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

Pursuant to the Plan, the Committee, which has generally been assigned responsibility for administering the Plan, has determined that it would be in the interest of the Company and its stockholders to grant the performance shares provided herein in order to provide the Grantee with the potential to earn additional remuneration for services rendered, to encourage the Grantee to remain in the employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.

The Company and the Grantee therefore agree as follows:

1.    Grant of Performance Shares. Pursuant to the Plan and subject further to the terms and conditions herein, the Company and the Grantee enter into this Agreement pursuant to which the Grantee has a target of                      performance shares (the “Target Award”) where each performance share represents the right to receive one share of Common Stock or the cash equivalent thereof (“Performance Shares”). The range of Performance Shares which may be earned by the Grantee is 0 to 200% of the Target Award. Subject to the provisions of this Agreement, the Performance Shares will vest, if at all, based on the Total Shareholder Return Performance (as defined below) set forth in this Agreement; provided that the Grantee remains in continuous employment with the Company or any Subsidiary (or the successor of any such company) through the last day of the Performance Period (as defined below).

2.    Total Shareholder Return Performance. Awards of Performance Shares will be paid to the Grantee, if at all, following the close of the three (3)-year period beginning on January 1, 2019 and ending on December 31, 2021 (the “Performance Period”) based upon the TSR (as defined below) of the Company relative to the TSR of the Peer Companies for the Performance Period (the “Total Shareholder Return Performance”).

“Peer Companies” means the companies listed on Schedule A. Any of the Peer Companies that cease to be publicly traded on a recognized stock exchange during the Performance Period will be removed from the Peer Companies for the Performance Period. No companies may be added to the Peer Companies for the Performance Period. Any Peer Company that files for bankruptcy during the Performance Period will remain in the peer group and will be deemed to have a TSR of negative 100% for purposes of determining the relative TSR ranking as described below.

Except as otherwise provided in paragraph 5 below, total shareholder return (“TSR”) for a company, including the Company, will be the result of the average Fair Market Value for the twenty (20) trading days ending at the end of the Performance Period, minus the average Fair Market Value for the twenty (20) trading days ending on the first day of the Performance Period, plus dividends (cash or stock based on ex-dividend date) paid per share of common stock during the Performance Period, divided by the Fair Market Value on the first day of the Performance Period.

Following the close of the Performance Period, the Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period from the highest TSR being number 1 to the lowest TSR being the number of Peer Companies, including the Company. Based on the Company’s relative TSR rank among the Peer Companies for the Performance Period, the Grantee will have earned Performance Shares as determined by the Company’s rank as follows (provided that, if the Company’s absolute TSR is negative, payout will be limited to a maximum of 100% of the Target Award):

•	If the Company is ranked at or higher than the 80th percentile of the Peer Companies, including the Company, 200% of the Target Award

•	If the Company is ranked at the 55th percentile of the Peer Companies, including the Company, 100% of the Target Award

•	If the Company is ranked at the 30th percentile of the Peer Companies, including the Company, 50% of the Target Award

•	If the Company is ranked below the 30th percentile of the Peer Companies, including the Company, 0% of the Target Award

If the Company is ranked between the 30th and 55th or between the 55th and the 80th percentile of the Peer Companies, the percentage multiple of the Target Award will be linearly interpolated based on the actual percentile ranking of the Company in relation to the payout levels. Any partial shares will be rounded up to the next whole number.

3.    Payment of Performance Shares. Performance Shares will be earned and paid to the Grantee only following the Committee’s certification of the level of Total Shareholder Return Performance. If the Total Shareholder Return Performance achieved results in 0% of the Target Award earned, all Performance Shares awarded under this Agreement shall be forfeited.

Notwithstanding the foregoing, subject to the provisions of paragraphs 4 and 5 below, and the applicable written employment agreement between the Grantee and the Company or any Subsidiary, if any (the “Employment Agreement”), no Performance Shares shall be payable unless the Grantee remains in continuous employment with the Company or any Subsidiary (or the successor of any such company) through the last day of the Performance Period.

As soon as practicable but in no event later than thirty (30) days following the last day of the Performance Period, or, in the event of the Grantee’s termination of employment in connection with a Change in Control as described in paragraph 5 below, thirty (30) days following the date of such Change in Control, the Company shall deliver to the Grantee (i) certificates representing the applicable number shares of Common Stock or cause the applicable number of shares of Common Stock to be evidenced in book-entry form in the Grantee’s name in the stock register of the Company maintained by the Company’s transfer agent, (ii) cash equal to the Fair Market Value of the applicable number of shares of Common Stock on such date, or (iii) any combination of (i) or (ii).

4.    Termination of Employment Due to Death, Disability or Retirement. Subject to the provisions of any Employment Agreement, upon termination of the Grantee’s employment with the Company or any Subsidiary (or the successor of any such company) due to death, Disability or Retirement prior to the end of the Performance Period, the Grantee or the Grantee’s estate, as applicable, will receive a pro-rata payment (based on the number of days of employment actually served during the Performance Period compared to the total number of days in the Performance Period) based on actual results at the end of the Performance Period. [For purposes of this Agreement, “Retirement” means the Grantee’s retirement from the Company and its Subsidiaries at or above the age 65 as determined in accordance with the policies of the Company or its Subsidiaries, if any, in good faith by the Committee, which determination will be final and binding on all parties concerned].1

5.    Termination of Employment in Connection with a Change in Control. Subject to the provisions of any Employment Agreement, in the event a Change in Control occurs during the Performance Period and on or after such Change in Control, the Grantee (i) is terminated without Cause or (ii) resigns for Good Reason, the Performance Shares payable to the Grantee will be calculated based on the percentage corresponding to the actual performance level achieved as of the date of the Change in Control, with the TSR calculated based upon the average Fair Market Value for the twenty (20) trading days ending on the date of the Change in Control. For purposes of this Agreement, “Good Reason” shall mean (i) with respect to any Grantee who is a party to an Employment Agreement and which Employment Agreement provides for a definition of Good Reason, as defined therein; and (ii) with respect to all other Grantees, the occurrence of one of the following events, (a) elimination of the Grantee’s job position or material reduction in duties and/or reassignment of the Grantee to a new position of materially less authority; or (b) a material reduction in the Grantee’s base salary; provided that, in the case of this clause (ii), the Grantee will not be deemed to have terminated for Good Reason unless (A) the Grantee provides written notice to the Company of the existence of one of the conditions described in clause (a) or (b) within ninety (90) days after the Grantee has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) the Grantee provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Grantee’s termination, and (D) the effective date of the Grantee’s termination of employment is within ninety (90) days after the Grantee provides written notice to the Company of the existence of the condition referred to in clause (A).

6.    Termination of Employment for Reasons Other Than Death, Disability, Retirement or in Connection with a Change in Control. If the Grantee ceases employment or

[1]	NTD: To conform with the definition of retirement used in the Company’s policies.

service to the Company and its Subsidiaries for any reason prior to the end of the Performance Period (except as described in paragraphs 4 or 5 above), the Performance Shares will be immediately canceled, and the Grantee will thereupon cease to have any right or entitlement to receive any shares of Common Stock under this award.

7.    No Ownership Rights Prior to Issuance of Shares of Common Stock. Neither the Grantee nor any other person shall become the beneficial owner of the shares of Common Stock underlying the Performance Shares, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such shares of Common Stock, unless and until and after such shares of Common Stock have been delivered to the Grantee as described in the last subparagraph of paragraph 3.

8.    Mandatory Withholding of Taxes. The Grantee acknowledges and agrees that the Company shall deduct from the shares of Common Stock or cash otherwise payable or deliverable an amount of cash and/or number of shares of Common Stock (valued at their Fair Market Value) on the applicable date that is equal to the amount of all federal, state and local taxes required to be withheld by the Company, as determined by the Committee. With the consent of the Committee, the Grantee may elect to have the Company withhold or purchase, as applicable, from shares of Common Stock or cash that would otherwise payable or deliverable an amount of cash and/or number of shares of Common Stock (valued at their Fair Market Value) equal to the product of the maximum federal marginal rate that could be applicable to the Grantee and the Fair Market Value of the shares of Common Stock or cash otherwise payable or deliverable, as applicable.

9.    Restrictions Imposed by Law. The Grantee agrees that the Company will not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.

10.    Assignability. Except as expressly provided herein, the Performance Shares are not transferable (voluntarily or involuntarily) other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a “QDRO”), and may not otherwise be assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the award provided for herein shall immediately become null and void, and the Performance Shares shall be immediately forfeited.

Notwithstanding the foregoing, the Performance Shares are transferable by the Grantee to (i) the spouse, children or grandchildren of the Grantee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership or partnerships in which such Immediate Family Members have at least ninety-nine percent (99%) of the equity, profit and loss interests. Subsequent transfers of Performance Shares shall be prohibited except by will or the laws of descent and distribution or pursuant to a QDRO, unless such transfers are made to the original Grantee or a person to whom the original Grantee could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, the Performance Shares shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and, except as otherwise provided herein, the term “Grantee” shall be deemed to refer to the transferee. The consequences of termination of employment shall continue to be applied with respect to the original Grantee.

11.    Notice. Any notice required under this Agreement to be given or delivered to the Company must be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee must be in writing and addressed to the Grantee at the address indicated on the Certificate or to such other address as the Grantee designates in writing to the Company. All notices will be deemed to have been given or delivered (i) upon personal delivery, (ii) five days after deposit in the United States mails by certified or registered mail (return receipt requested), (iii) two business days after deposit with any return receipt express courier (prepaid), or (iv) one business day after transmission by facsimile.

12.    Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Grantee’s employment at any time, with or without cause; subject, however, to the provisions of any Employment Agreement.

13.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions of the Agreement will remain fully effective and enforceable.

14.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto, including the Plan. This Agreement is entered into, and the award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. All decisions of the Committee upon questions regarding the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the paragraphs of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

15.    Duplicate Originals. The Company and the Grantee may execute any number of copies of this Agreement. Each executed copy shall be an original, but all of them together represent the same agreement.

16.    Rules by Committee. The rights of the Grantee and obligations of the Company hereunder shall be subject to such reasonable rules and regulations as the Committee may adopt from time to time hereafter.

17.    Entire Agreement. Subject to the provisions of any Employment Agreement, the Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Performance Shares and replaces and makes null and void any prior agreements, oral or written, between the Grantee and the Company regarding the Performance Shares. To the extent of any conflict between this Agreement and any Employment Agreement, the terms of such Employment Agreement shall control.

18.    Code Section 409A. Payments under this Agreement are designed to be made in a manner that is exempt from Code Section 409A as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

19.    Excise Taxes. Subject to the provisions of any Employment Agreement and notwithstanding anything to the contrary in this Agreement, if the Grantee is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Grantee has the right to receive from the Company or any of its affiliates or any party to a transaction with the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Grantee from the Company and its affiliates will be one dollar ($1.00) less than three times the Grantee’s “base amount” (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Grantee shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing payments or benefits to be paid hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm selected by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Grantee’s base amount, then the Grantee shall immediately repay such excess to the Company upon notification that an overpayment has been made. For the avoidance of doubt, if any Employment Agreement contains specific provisions relating to Code Section 280G and Code Section 4999, then this paragraph 19 shall not apply to the Performance Shares.

20.    Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement by executing this Agreement and returning an executed copy to the Company.

GULFPORT ENERGY CORPORATION, a Delaware corporation

By:
Name:
Title:

ACCEPTED:

Grantee

                             Schedule A to Performance Share Award

                             Agreement dated as of             , 2019

SCHEDULE A

PEER COMPANIES

The following companies comprise the Peer Companies for the Performance Period:

Antero Resources Corporation	Berry Petroleum Corporation	Cabot Oil & Gas Corporation
Carrizo Oil & Gas, Inc.	Chaparral Energy, Inc.	Chesapeake Energy Corporation
CNX Resources Corporation	Comstock Resources, Inc.	Eclipse Resources Corporation
EQT Corporation	Extraction Oil & Gas, Inc.	Laredo Petroleum, Inc.
Magnolia Oil & Gas Corporation	Matador Resources Company	PDC Energy Inc.
QEP Resources, Inc.	Range Resources Corporation	Roan Resources, Inc.
SM Energy Company	Southwestern Energy Company	SRC Energy Inc.